EXHIBIT 2.7

                              ASSUMPTION AGREEMENT

             This Agreement is made and entered into as of the 15 th day of December, 1999 by and among SITESTAR CORPORATION, a Nevada corporation
    ("Sitestar"), NEOCOM MICROSPECIALISTS, INC., a Virginia corporation ("Neocom"), TOM ALBANESE ("Tom"), JOE ALBANESE ("Joe") and FRED HERRING ("Fred") (Tom, Joe and Fred are referred to herein as the" Shareholders"), with reference to the following facts:

             A. Concurrently herewith the Shareholders and other shareholders of Neocom have entered into that certain Plan and Agreement of Share Exchange (" Reorganization Agreement") with Sitestar pursuant to which they have exchanged all of their shares (the " Neocom Shares") of the Common Stock of Neocom for shares of the Common Stock of Sitestar.

             B. Neocom has certain indebtedness, as described in Exhibit" A" to this Agreement (the "Assumed Debt), some of which has been guaranteed by one or more of the Shareholders.

             C. Shareholders are willing to assume and pay the Assumed Debt in order to facilitate the Reorganization agreement between Sitestar and Neocom.

          NOW THEREFOR with reference to the foregoing facts, the parties agree as follows:

    1.       Assumption of Assumed Debt.

             1.1 The Shareholders hereby assume and agree to timely pay the Assumed Debt and to fully and timely perform all obligations of Neocom under the Assumed Debt. The Shareholders represent and warrant that the schedule of the Assumed Debt attached as Exhibit A is accurate and complete, and that Neocom has no other indebtedness other than trade payables in the ordinary course of business and Lease obligations.

             1.2 Fred hereby contributes to the capital of Neocom one-third of any obligation or liability under that portion of the Assumed Debt which is payable to him and is evidenced by that certain promissory note (the" Original Herring Note") dated as of December 15, 1999, bearing interest at the rate of 10% per annum due and payable on demand and simultaneously with the closing of the Plan and Agreement of Share Exchange, Tom and Joe assume the other two-thirds of the Original Herring Note. Each of Tom and Joe shall execute and deliver to Fred a new note (the "Herring Notes") in the amount of one-third of the outstanding amount on the Note as of the Effective Date.

             1.3 The Shareholders shall jointly and severally, indemnify, save and hold harmless Sitestar, Neocom and each of their respective officers, directors, employees, agents and

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    affiliates,  and  each of  their  successors  and  assigns,  other  than the
    Shareholders (individually, a" Neocom Indemnified Party" and collectively, the" Neocom Indemnified Parties") from and against any and all costs, losses, claims, liabilities, fines, penalties, and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (" Damages") incurred in connection with, arising out of, resulting from or incident to any breach of, or any inaccuracy in any of, the representations or warranties, or any default in any agreements, made by the Shareholders in this Agreement except as provided below.

    2.        Payment of Assumed Debt.

              2.1 Sitestar hereby agrees to file a registration statement with the SEC and to grant the Shareholders registration rights as provided in the Reorganization Agreement within 120 days following the effective date of the Sitestar Form I OSB Registration Statement for a public offering of Sitestar shares and to register a sufficient number of Sitestar shares such that the proceeds to the Shareholders will be sufficient to satisfy the Assumed Debt, and shall use its best efforts to cause the registration statement to be declared effective by the SEC.

              2.2 Neocom and Sitestar agree that until the Advance Termination Date, and provided that no Shareholder is in breach of any obligation under this Agreement they will advance all scheduled payments of principal and interest on the Assumed Debt directly to the creditor on behalf of the Shareholders. Each such advance (and "Advance) shall: (a) be deemed to be a loan from Neocom or Sitestar which the Shareholders shall be jointly and severally obligated to repay to Neocom or Sitestar (subject to the provisions below); (b) shall bear interest from the date of the advance at the rate of interest payable on the underlying Assumed Debt; (c) at the request of Neocom or Sitestar, shall be evidenced by a Promissory Note executed by the Shareholders; and (d) shall be due and payable on July 31, 2001, subject to earlier payment in accordance with this Agreement.

              2.3 The" Advanced Termination Date" shall be the earlier to occur of (i) the date which is six months from the date that Sitestar has registered under the Securities Act of 1933 not less than 900, 000 shares of Sitestar Common Stock (the" Sitestar Shares") for resale by the Shareholders; provided, however, that if following the effective date of the registration statement covering the Sitestar Shares, Sitestar requests that the Shareholders not sell any Sitestar Shares for a certain period or until further notice from Sitestar (each a " No-Sale Period") (and the Shareholders hereby agree to comply with such request), them such six month period shall be extended by the number of days in the No-Sale. The Shareholders shall not be charged interest on Advances during the No-Sale Period.

    3.          Pledge of Shares.

          Shareholders agree that they shall pledge the Sitestar Shares to Neocom or Sitestar to secure their obligations under this Agreement (the value of such shares based upon

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    a price  of  $1.02  not to  exceed  the  Assumed  Debt),  and in  connection therewith shall (a) execute and deliver in favor of Neocom or Sitestar a pledge agreement in form and substance reasonably acceptable to Neocom and Sitestar; (b) deliver to Neocom or Sitestar certificates evidencing the pledged shares accompanied by stock powers duly executed in blank. Sitestar is hereby authorized to deliver certificates evidencing the pledged shares directly to Neocom or hold them for its own account as the case may be. 4.

4.   Proceeds from Sale of Sitestar Shares.

            4.1 These Shareholders agree that all proceeds from the sale by them of any shares of the Common Stock of Sitestar (whether pledged or not or whether pursuant to the registration statement or otherwise), shall be applied and paid as follows:

              (a) First to Neocom or Sitestar, as the case maybe, until all Advances and interest thereon shall have been repaid; and (b) second, to pay the Assumed Debt, in such order as Neocom or Sitestar, as the case maybe, shall reasonably request. The Shareholders agree that Neocom and Sitestar may require any purchaser of the shares to make payment for the shares directly to Neocom or Sitestar as a condition to registering the transfer of the shares, such payment not to exceed any balances owed under this paragraph.

    5. The Legend and Certificates.

              5.1 The Shareholders agree that until the Assumed Debt has been paid and discharged in full, each certificates evidencing shares of Sitestar Common Stock owned beneficially by such Shareholders shall contain a legend evidencing the restrictions with regard to such shares under this Agreement and the Shareholders hereby authorize Sitestar to place such legend on each such certificate.

    6. Miscellaneous.

             6.1 Notices. All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, to the following addresses:
                             (i)    if to Neocom, to

                                    Sitestar Corporation.
                                    1613 3 Ventura Boulevard
                                    Suite 635
                                    Encino, California 91436
                                    Facsimile No. (818) 981-2658
                                    Attn Frederic Manlunas

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                           (ii)     if to the Shareholders, to.

                                    Joseph M. Albanese
                                    29 West Main Street
                                    Martinsville, V A 24112
                                    Facsimile No. 540-666-9533

     Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

              6.2 Entire Agreement. This Agreement and the Reorganization Agreement contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

              6.3 Assignment. No party may assign this Agreement and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon any successors of each party by way of merger or consolidation.

              6.4 Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.
              6.5 Governing Law. This Agreement has been made and entered into in the Commonwealth of Virginia and shall be construed in accordance with the laws of the' Commonwealth of V Virginia without giving effect to the principles of conflicts of law thereof.

              6.6 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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              6.7  Captions  The  various  captions  of this  Agreement  are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

              6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

              6.9 Costs and Attorneys' Fees If any action, suit arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit arbitration or other proceeding including any and all appeals or petitions therefrom. As used in this Section, attorneys' fees shall be deemed to mean " reasonable attorneys fees".

              6.10 Rights Cumulative. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

              6.11 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

              6.12 Force Majeure. If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including without limitation, acts of God, fire, flood, earthquake, strike or other labor problem injunction or other legal restraint present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance

    7. Shareholder Put.

              7.1 If there is any Assumed Debt and/or Advances outstanding on June 30, 2001, at any time prior to July 31, 2001 the Shareholders may by written demand (the "Put Notice) require Neocom to cancel the Advances up to fifty percent of the Total Amount

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    and if the  Advances  are less than fifty  percent of the Total  Amount,  to assume such portion of the outstanding Assumed Debt as maybe necessary such that the amount of the Advances canceled and Assumed Debt assumed shall equal fifty percent of the Total Amount provided that the Shareholders deliver to Neocom a number of shares of Sitestar Common Stock equal to fifty percent of the Total Amount divided by $1.02 (the" Base Price").

          The" Total Amount" shall mean the amount of Assumed Debt and Advances outstanding on the date of the Put Notice.

          Notwithstanding the foregoing, Neocom shall not be obligated to cancel such portion of the Advances or assume such portion of the Assumed Debt as shall equal an amount equal to the number of Saleable Shares multiplied by the Base Price. "Saleable Shares shall be: (a) ff Sitestar or Neocom advises the Shareholders of a potential qualified buyer of shares of Sitestar in a private transaction for cash in excess of the Base Price and such potential qualified buyer can be demonstrated to have been willing to buy such stock "Saleable Shares" shares shall mean any shares which the Shareholders refuse to sell to such buyer in such private transactions if such sale would have been permissible under the applicable securities laws; and (b) if Sitestar, following registration of the Sitestar Shares under the Securities Act as contemplated by Section 2.2, requests that the Shareholders sell up to a specified number of Sitestar shares pursuant to the registration statement in the open market and at the time the market price is at least one hundred ten percent of the Base Price and the Shareholders refuse to consummate such sale, and such sale would have been permissible under the applicable securities laws, "Saleable Shares" shall mean such part of such specified shares as the Shareholders shall not sell in the open market as aforesaid up to a number of shares per week equal to one-half of the trading volume of the shares during the prior week.

              IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.


                                           SITESTAR CORPORATION,
                                           a Nevada corporation

                                             /s/ Clinton Sallee
                                           By - ----------------------------
                                           Its: President

                                           NEOCOM MICROSPECIALISTS, INC.
                                           a Virginia corporation

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                                           By  /s/ Thomas Albanese
                                           Its: President


                                            ------------------------
                                               Tom Albanese



                                            ------------------------
                                               Joe Albanesee



                                            ------------------------
                                               Fred Herring

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                              ASSUMPTION AGREEMENT
                                    EXHIBIT A
                                  ASSUMED DEBT


                                           Amount as of       Description of
                                            October 31,        Underlying
Creditor & Description                        1999              Agreements
----------------------                      -----------        -------------
BB& T Bank                                  $384,227        Loan Agreement dated
Prime plus 1.5% , payable in monthly                         -------------------
interest  and principal payments of
$6,400 and balance due September 2003                        Note dated --------
, secured by a deed of trust against
personal residences of
Joseph Albanese and Frederick Herring.

Fred Herring                                $312,573                Note dated
10.0% , payable in monthly interest only.                            -----------
Due on demand.

First Home Loan of Virginia                 $135,701
13.0% , payable in monthly interest and
principal payments of $1,784 and balance
due December 2002, guaranteed by Joseph
Albanese, Frederick Herring and Thomas
Albanese.
-----------------                           $ 65,948                  Note dated
8.5% , payable in monthly interest only ------------ payments. Due on demand.

C. Rogers/Netsus LLC                        $ 19,863                  Note dated
5.1 % , asset purchase note payable in                              ------------
monthly installments of $ 2,05 0 for 10
months and $1,700 for 12 months

D. Note Payable to Dr. Robert Albanese      $ 50,000                  Note dated
under the amount as of October 31           plus accrued interest   ------------


E. Note Payable to Mr. Frank Lacy.          $ 50,000                  Note dated
Due on demand                               plus accrued interest     ----------

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